Exhibit 10.2

EXECUTION VERSION

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BANK OF AMERICA, N.A.

One Bryant Park

New York, NY 10036

July 23, 2012

Genesee & Wyoming Inc.

66 Field Point Road

Greenwich, CT 06830

Attention: Timothy J. Gallagher, Chief Financial Officer

Project Mackerel

Commitment Letter

Ladies and Gentlemen:

Genesee & Wyoming Inc. (“you” or “Holdings”) has advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “Merrill Lynch” and, together with Bank of America, the “Commitment Parties”, “we” or “us”) that you intend to form a Delaware corporation (the “Acquisition Sub”), for the purpose of acquiring (the “Acquisition”) a company previously identified to us as “Mackerel” (the “Acquired Business”). The Acquisition will be effected by the merger of Acquisition Sub with and into the Acquired Business, with the Acquired Business surviving such merger (the “Merger”); provided that (i) if (A) Title 49 of the United States Code or other controlling law is amended to allow Holdings to acquire control of the Acquired Business without obtaining the Surface Transportation Board (“STB”) or other governmental approval or exemption or (B) the STB by final order otherwise approves or exempts the control of the Acquired Business by Holdings (any of the foregoing, “Final STB Approval”), then the Acquisition shall be consummated, and if (ii) (A) approval or authorization of the STB shall have been obtained for a voting trust transaction pursuant to which shares of the Acquired Business shall be placed into an irrevocable voting trust (the “Voting Trust”) after giving effect to the acquisition contemplated by the Acquisition Agreement (as defined below) pending receipt of Final STB Approval and (B) the STB shall have issued an informal, non-binding opinion approving a voting trust agreement substantially consistent with the agreement set forth in Annex III, inclusive in any event of Sections 7(a) and (b) set forth therein, or otherwise in such form as may be agreed to by the Administrative Agent (such agreement, the “Voting Trust Agreement”) in respect of such Voting Trust and the shares of the Acquired Business, after giving effect to the Merger, will be transferred to the Voting Trust pending receipt of the Final STB Approval (collectively, the “Trust Closing”), then the Acquisition may nonetheless be consummated at the election of Holdings and all shares of the Acquired Business, after giving effect to the Merger, will be deposited into the Voting Trust. Holdings, the Acquired Business and their respective subsidiaries are collectively referred to herein as the “Companies”.

You have also advised us that you intend to finance the Acquisition, the repayment or redemption of existing indebtedness of the Companies (the “Refinancing”), the costs and expenses related to the Transaction and the ongoing working capital and other general corporate purposes of the Companies after consummation of the Acquisition from the following sources: (a) equity investments in Holdings in an aggregate amount not less than $750 million from (i) investors and/or (ii) from the sale of common equity in a registered public offering, all of which investments shall be made in cash in the form of common equity or preferred equity (i) that does not convert to cash, (ii) with a current pay rate not excess of 7% per annum and (iii) that has the option for the current pay rate to be “Paid-in-Kind” by Holdings (such investments, collectively, the “Equity Contribution”); and (b) up to $2,300 million in senior secured credit facilities of Holdings, comprised of (i) a term-A loan facility of $875 million (the “Term A Facility”), (ii) a term-B loan facility of $1,000 million (the “Term B Facility”) and (iii) a revolving credit facility of up to $425 million (the “Revolving Credit Facility” and, together with the Term A Facility and the Term B Facility, the “Facilities”). The Acquisition (including if applicable the entry into of the Voting Trust Agreement and related documentation and the Trust Closing), the Equity Contribution, the Refinancing, the entering into and funding of the Facilities and all related transactions are hereinafter collectively referred to as the “Transaction.” The date of consummation of the Acquisition and the initial funding of the Facilities is referred to herein as the “Closing Date.”

1. Commitments. In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment to provide the full principal amount of each of the Facilities (in such capacity, the “Initial Lender”) and its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Facilities, all upon and subject to the terms set forth in this letter, in the Summary of Terms set forth in Annex I hereto (the “Summary of Terms”) and in Annex II hereto (collectively, the “Commitment Letter”) and (b) Merrill Lynch is pleased to advise you of its willingness, and you hereby engage Merrill Lynch, to act as the sole and exclusive lead arranger and sole and exclusive bookrunning manager (in such capacity, the “Lead Arranger”) for the Facilities, and in connection therewith to form a syndicate of lenders for the Facilities (collectively, the “Lenders”) in consultation with you, including Bank of America. Notwithstanding the foregoing, the Lead Arranger will not syndicate to those banks, financial institutions and other institutional lenders and investors or to those persons that are separately identified in writing by you to us prior to the date of this Commitment Letter (“Disqualified Lenders”). Except as set forth below, you agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree; provided that you may, on or prior to the date that is ten business days after the date of your acceptance of this Commitment Letter, appoint up to two additional joint bookrunners, agents, co-agents, managers or co-managers for the Facilities, and award such joint bookrunner, additional agents, co-agents, managers or co-managers titles in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any additional joint bookrunner, agents, co-agents, managers or co-managers or confer other titles in respect of the Facilities, the commitments of the Initial Lenders in respect of the Facilities, in each case pursuant to and in accordance with this proviso, will be permanently reduced by the amount of the commitments of such appointed entities (or their relevant affiliates) in respect of the Facilities, with such reduction allocated to reduce the commitments of the Initial Lender in respect of the Facilities at such time on a pro rata basis across the Facilities upon the execution by such financial institution (and any relevant affiliate) of customary joinder documentation and, thereafter, each such financial institution (and any relevant affiliate) shall constitute an “Initial Lender” hereunder); provided, further, that, in connection with the appointment of any additional joint bookrunner for the Facilities in accordance with the immediately preceding proviso, (x) no additional joint bookrunners, agent, co-agent, manager or co-manager shall have greater economics than Bank of America and (y) the aggregate economics payable to such additional joint bookrunner (or any relevant affiliate thereof) in respect of the Facilities shall be proportionate to the commitment of such additional joint book runner (or any relevant affiliate thereof) in respect of the Facilities. It is understood and agreed that Bank of America and Merrill Lynch will have “lead left” placement on all marketing materials relating to the Facilities and will perform the duties and exercise the authority customarily performed and exercised by them in such role, including acting as sole manager of the physical books. The commitments of the Initial Lender in respect of the Facilities and the undertaking of the Lead Arranger to provide the services described herein are subject to the satisfaction of each of the conditions precedent set forth in Section 5 hereof, those set forth under the caption “Conditions Precedent to Initial Borrowing”, in the Summary of Terms and those set forth in Annex II hereto. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms.

2. Syndication. The Lead Arranger intends to commence syndication of each of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined) related to such Facility. You agree to actively assist, and to use your commercially reasonable efforts to cause the Acquired Business and its subsidiaries to actively assist, the Lead Arranger in achieving a syndication of each such Facility that is satisfactory to the Lead Arranger until the earlier of Successful Syndication (as defined in the Fee Letter) and 90 days following the Closing Date; provided that we agree that the Commitment Parties’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of the syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date; provided that, notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, no assignment shall become effective with respect to all or any portion of the Commitment Party’s commitments in respect of the Facilities (other than an assignment to an additional joint bookrunner, agent, co-agent, manager or co-manager for the Facilities pursuant to Section 1 above, in respect of the amount allocated to such additional joint bookrunner, agent, co-agent, manager or co-manager) until the funding of such Facilities by such assignees and, unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Such assistance shall include (a) your providing and causing your advisors to provide, and using your commercially reasonable efforts to cause the Acquired Business, its subsidiaries and its advisors to provide, the Lead Arranger and the Lenders upon request with all information reasonably deemed necessary by the Lead Arranger to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Acquired Business and your and its advisors, or on your or its behalf, relating to the Transaction (including the Projections (as hereinafter defined) for each quarter for the first fiscal year following the Closing Date and for each year commencing with the first fiscal year following the Closing Date for the term of the Facilities), (b) your preparation of an information memorandum with respect to each of the Facilities for both Public Lenders and Private Lenders, in each case in form and substance customary for transactions of this type (each, an “Information Memorandum”) and other materials to be used in connection with the syndication of each Facility, (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing lending relationships and the existing lending relationships of the Acquired Business, (d) your using commercially reasonable efforts to obtain monitored public corporate credit or family ratings of Holdings after giving effect to the Transaction and ratings of the Facilities from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”) and (e) your otherwise using your commercially reasonable efforts to assist the Lead Arranger in its syndication efforts, including by making your officers and advisors, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Business, available from time to time to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings of prospective Lenders.

It is understood and agreed that the Lead Arranger will manage and control, with your consent, the syndication of each Facility, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of commitments among the Lenders. It is understood that no Lender participating in any Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at your discretion.

None of the Companies shall syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt of the Companies (other than the Facilities), including any renewals or refinancings of any existing debt, that would materially and adversely affect the syndication of the Facilities without the prior written consent of the Lead Arranger.

3. Information Requirements. You hereby represent, warrant and covenant that (to your knowledge with respect to the Acquired Business), (a) all written information, other than Projections (as defined below), that has been or is hereafter made available to the Lead Arranger or any of the Lenders by or on behalf of you or any of your representatives or by or on behalf of the Acquired Business or any of its representatives in connection with any aspect of the Transaction, taken as a whole (the “Information”), is, or will be when furnished, correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arranger or any of the Lenders by or on behalf of you or any of your representatives or by or on behalf of the Acquired Business or its representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made; it being understood that the Projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if at any time prior to the Closing Date and, thereafter, until the earlier to occur of (i) a Successful Syndication (but not earlier than the Closing Date) and (i) 90 days following the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects at such time. In issuing this commitment and in arranging and syndicating each of the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof. The Information and Projections provided to the Lead Arranger prior to the date hereof are hereinafter referred to as the “Pre-Commitment Information”.

You acknowledge that (a) the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information, the Projections, the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined) (collectively, the “Information Materials”) on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing “MNPI”), and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If reasonably requested by the Agent, you will assist us in preparing a customary additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials, (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom and (c) the Confidential Information Memorandum shall exculpate you, the Companies and us with respect to any liability related to the use of the contents of the Confidential Information Memorandum or any related marketing material by the recipients thereof. In addition, at our request, you agree to use commercially reasonable efforts to identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Lead Arranger on your behalf may, subject to the confidentiality and other provisions of this Commitment Letter, distribute the following documents to all prospective Lenders, unless you or your counsel advise the Lead Arranger in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders without further discussions with you.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the Fee Letter. Solely if the Closing Date occurs, you also agree to reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, as counsel to the Lead Arranger and the Administrative Agent, and with respect to each appropriate jurisdiction, of one local counsel to the Lenders retained by the Lead Arranger and the reasonable and documented due diligence expenses) incurred in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation therefor and the other transactions contemplated hereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties, and each of their affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of one primary counsel, one regulatory counsel, with respect to each appropriate jurisdiction, one local counsel and, in the case of an actual or perceived conflicts of interest, one conflicts counsel to all affected Indemnified Parties, taken as a whole) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any matters contemplated by this Commitment Letter or (ii) the Facilities or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s bad faith, gross negligence or willful misconduct, (ii) a material breach of this Commitment Letter by such Indemnified Party or (iii) any proceeding not arising from any act or omission by the Borrowers or their affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against any Lead Arranger or Administrative Agent in its capacity as such). In the case of a litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability to you, the Acquired Business or your or their subsidiaries or affiliates or to your or their respective equity holders or creditors for any special, indirect, consequential or punitive damages arising out of, related to or in connection with any aspect of the Transaction. You shall have no liability to an Indemnified Party for any special, indirect, consequential or punitive damages, provided that the foregoing shall not limit your indemnification obligations set forth above. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be liable solely in respect of their respective commitments to the Facilities, on a several, and not joint, basis with any other Lender. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from (i) the bad faith, gross negligence or willful misconduct of such Indemnified Party or (ii) a material breach of this Commitment Letter by such Indemnified Party, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault, culpability, wrong doing or a failure to act by or on behalf of such Indemnified Party.

5. Conditions to Financing. The commitment of the Initial Lender in respect of the Facilities and the undertaking of the Lead Arranger to provide the services described herein are subject solely to the satisfaction of each of the conditions set forth in Annex II hereto and each of the following conditions precedent: (a) you shall have accepted the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”); and (b) the negotiation of definitive documentation with respect to the Facilities consistent with this Commitment Letter and the Fee Letter (the “Credit Documentation”) and the execution and delivery of the Credit Documentation by the Borrowers.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, the only representations relating to the Acquired Business, its subsidiaries and its business the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) the representations made by or with respect to Holdings, its subsidiaries and its business or the Acquired Business and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Acquisition Sub has the right to terminate its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement (as hereinafter defined), as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined). For purposes hereof, “Specified Representations” means the representations and warranties relating to power and authority to enter into the Credit Documentation; due authorization, execution, delivery and enforceability of the Credit Documentation; no conflicts with the Borrower’s charter documents; solvency as of the Closing Date (after giving effect to the Transaction) of the Borrowers and their Subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is defined in the solvency certificate to be delivered pursuant to paragraph 3 of Annex II); Federal Reserve margin regulations; the U.S.A. Patriot Act; OFAC; FCPA; the Investment Company Act; compliance with STB regulations for the Trust Closing, if applicable, and the granting and perfection of the security interests granted in the intended collateral (it being understood that to the extent any security interest in the intended collateral (other than (i) any collateral the security interest in which may be perfected by the filing of a UCC financing statement and (ii) the delivery of certificates evidencing equity interests and, if any, the voting trust certificates of (or other ownership or profit interests in) the Voting Trust) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to your officers, directors, employees, accountants, attorneys and other professional advisors in connection with the Transaction, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case, to the extent permitted by law, you agree to inform us promptly thereof) or to the extent requested or required by governmental and/or regulatory authorities, (iii) you may disclose this Commitment Letter and the contents hereof to the Acquired Business and its officers, directors, equity holders, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis, (iv) you may disclose the Commitment Letter (but not the Fee Letter) and its contents in any proxy or other public filing relating to the Acquisition and in any prospectus relating to the Equity Contribution in a manner to be mutually agreed upon, (v) you may disclose this Commitment Letter (but not the Fee Letter), and the contents hereof, to potential Lenders and their affiliates, equity investors and to rating agencies, (vi) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing or any prospectus or other offering memorandum, (vii) to the extent portions thereof have been redacted in a manner to be mutually agreed upon, you may disclose the Fee Letter and the contents thereof to the Acquired Business and its officers, directors, equity holders, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis and (viii) you may disclose the Fee Letter and the contents thereof to any prospective Initial Lender and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information is or becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Acquired Business or any of your or their subsidiaries (including those set forth in this paragraph), (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information and who agree to be bound by the terms of this paragraph, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the

Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material) or (ix) to rating agencies in connection with obtaining ratings for the Companies or the Facilities. This paragraph shall terminate on the second anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify you in accordance with the U.S.A. Patriot Act.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, provided that the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Facilities; provided further that your obligations under this letter, other than those relating to Sections 2 and 6, shall automatically terminate and be superseded by the corresponding provisions of the Credit Documentation to the extent covered thereby upon the initial funding thereunder, and you shall be automatically released from all liability in connection therewith at such time.

8. Binding Obligation. Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder by the Commitment Parties are subject only to the conditions precedent set forth in Section 5 hereof, the conditions set forth under the caption “Conditions Precedent to Initial Borrowing” in the Summary of Terms and conditions precedent set forth in Annex II.

9. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that the interpretation or any provisions in this Commitment Letter which derives from provisions of the Merger Agreement relating to whether a Company Material Adverse Effect has occurred and compliance with the Merger Agreement Representations shall be construed and interpreted in accordance with the laws of the State of Delaware. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties thereto.

This Commitment Letter may not be assigned by either party without the prior written consent of each other party other than an assignment by a Commitment Party to its affiliate as provided in the following sentence (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates; provided that such Commitment Party shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to funding set forth herein; provided, further, that unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m. (New York City time) on July 25, 2012, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Facilities if not so accepted by you at or prior to that time. Thereafter, all accepted commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) March 31, 2013, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Facilities and (c) the termination of the Acquisition Agreement.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ David Meehan
Name: David Meehan
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ W. H. Pegler, Jr.
Name: W. H. Pegler, Jr.
Title: Managing Director

Signature Page to Commitment Letter

Accepted and agreed to as of the date first written above:

GENESEE & WYOMING INC.

By:	/s/ John C. Hellmann
Name: John C. Hellmann
Title: Chief Executive Officer and President

By:	/s/ Timothy J. Gallagher
Name: Timothy J. Gallagher
Title: Chief Financial Officer

Signature Page to Commitment Letter

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrowers:	Genesee & Wyoming Inc. (“Holdings”) and, following consummation of the Merger and the termination of the Voting Trust, the company previously identified to us as Mackerel (the “Acquired Business” and, together with Holdings, the “US Borrowers”), as US Borrowers, Quebec Gatineau Railway Inc. (the “Canadian Borrower”), as Canadian Borrower, Genesee & Wyoming Australia Pty Ltd (ACN 079 444 296) (the “Australian Borrower”), as Australian Borrower and Rotterdam Rail Feeding B.V. (the “European Borrower”), as European Borrower (the Canadian Borrower, the Australian Borrower and the European Borrower collectively, the “Foreign Borrowers”) (the US Borrowers and Foreign Borrowers collectively, the “Borrowers”). Notwithstanding the foregoing, if the Acquisition shall close into the Voting Trust, the Borrowers shall not include the Acquired Business or its subsidiaries until the shares of the Acquired Business are released from the Voting Trust to Holdings pursuant to the terms of the Voting Trust Agreement.

Guarantors:	All the obligations of the US Borrowers under the Facilities and under any treasury management, interest protection or other hedging arrangements (“Hedging/Cash Management Arrangements”) of the US Borrowers (together, the “US Obligations”) entered into with a Lender (or an affiliate thereof) or the Administrative Agent (or an affiliate thereof) shall be guaranteed by each existing and future direct and indirect domestic material restricted subsidiary of Holdings, other than any such subsidiary that (a) is a subsidiary of a non-U.S. subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code (a “CFC”) or (b) is a corporation or a flow-through entity (i.e., a partnership or a disregarded entity) for U.S. federal income tax purposes and has no material assets other than equity of one or more non-U.S. subsidiaries that are CFCs (a “CFC Holdco”) (together, the “US Guarantors”). All the obligations of the Foreign Borrowers under the Facilities and under any Hedging/Cash Management Arrangements of the Foreign Borrowers (together, the “Foreign Obligations”) shall be guaranteed by Holdings and its existing and future direct and indirect restricted subsidiaries (together, the “Foreign Guarantors”). All guarantees shall be guarantees of payment and not of collection. Notwithstanding anything to the contrary herein, Holdings or any of its subsidiaries shall not be required to be a US Guarantor or a Foreign Guarantor to the extent (A) the guarantee of the US Obligations or the Foreign Obligations, as applicable, (i) would result in any material adverse tax or legal consequences to Holdings or any of its subsidiaries as reasonably determined by Holdings or (ii) would result

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in a violation of a contractual obligation existing on the Closing Date or (B) Holdings and the Administrative Agent reasonably agree in writing that the cost of providing such a guarantee is excessive in relation to the value afforded thereby. Notwithstanding the foregoing, if the Acquisition shall close into the Voting Trust, the Guarantors shall not include the Acquired Business or its subsidiaries until the shares of the Acquired Business are released from the Voting Trust to Holdings pursuant to the terms of the Voting Trust Agreement.

Administrative and Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative and collateral agent for the Lenders (the “Administrative Agent”).

Sole Lead Arranger and Sole Bookrunning Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its affiliates) (“Merrill Lynch”) will act as sole and exclusive lead arranger and sole and exclusive bookrunning manager for the Facilities (the “Lead Arranger”).

Lenders:	Bank of America and other banks, financial institutions and institutional lenders (other than Disqualified Lenders) selected by the Lead Arranger in consultation with Holdings.

Facilities:	An aggregate principal amount of up to $2,300 million will be available through the following facilities:

Term A Facility: an $875 million term loan facility, all of which will be drawn on the Closing Date (the “Term A Facility”, any loans pursuant thereto, including, if applicable, certain applicable Incremental Term Loans, “Term A Loans”), which will include (i) a $555 million US Dollar term loan to the US Borrowers, (ii) a $220 million Australian Dollar term loan to the Australian Borrower and (iii) a $100 million Canadian Dollar term loan to the Canadian Borrower.

Term B Facility: a $1,000 million term loan facility in US Dollars to Holdings, all of which will be drawn on the Closing Date (the “Term B Facility”, any loans pursuant thereto, including, if applicable, certain applicable Incremental Term Loans, “Term B Loans”; the Term B Facility, together with the Term A Facility, the “Term Loan Facilities”, any loans pursuant thereto, together with any Incremental Term Loans, “Term Loans”).

Revolving Credit Facility: a $425 million multi-currency revolving credit facility (the “Revolving Credit Facility”, any loans pursuant thereto, including, if applicable, certain applicable Incremental Revolving Loans, “Revolving Loans” and together with the Term Loans, the “Loans”); the Revolving Credit Facility, including any Incremental Revolving Facilities, together with the Term Loan Facilities, the “Facilities”) available to the Borrowers from time to time on and after the

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Closing Date until the fifth anniversary of the Closing Date, which will include (i) a $30 million sublimit for the issuance of standby letters of credit to the US Borrowers (each, a “Letter of Credit”), (ii) a $15 million sublimit for domestic swingline loans to the US Borrowers (each a “Domestic Swingline Loan”), (iii) a $75 million sub-facility for loans in Canadian Dollars to the Canadian Borrower to the Canadian Borrower, (iv) a $15 million sublimit for Canadian swingline loans in Canadian Dollars to the Canadian Borrower (each a “Canadian Swingline Loan”), (v) a $25 million sub-facility for loans in Euro to the European Borrower, (vi) a $10 million sublimit for European swingline loans in Euro to the European Borrower (each a “European Swingline Loan”), (vii) a $200 million sub-facility for loans in Australian Dollars to the Australian Borrower, and (viii) a $15 million sublimit for Australian swingline loans in Australian Dollars to the Australian Borrower (each an “Australian Swingline Loan” and, together with the Domestic Swingline Loans, the Canadian Swingline Loans and the European Swingline Loans, the “Swingline Loans”). Letters of Credit will be issued by Bank of America (in such capacity, the “Issuing Bank”) and Swingline Loans will be made available by Bank of America, and each Lender under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan. The Borrowers must repay each Swingline Loan in full no later than ten (10) business days after such loan is made. Not more than $150 million may be borrowed under the Revolving Credit Facility on the Closing Date. Letters of Credit may be issued on the Closing Date in order to backstop, roll over or replace letters of credit outstanding under (i) the existing credit facility of Holdings and (ii) if a Trust Closing has not occurred, the existing credit facility of the Acquired Business.

Purpose:	The proceeds of the borrowings under the Facilities on the Closing Date will be used, together with the proceeds of the Equity Contribution, (i) to finance in part the Acquisition and the Refinancing and (ii) to pay fees and expenses incurred in connection with the Transaction. The proceeds of the Revolving Credit Facility will be used after the Closing Date to provide ongoing working capital and for other general corporate purposes of the Holdings and its subsidiaries.

Interest Rates:	The interest rates per annum applicable to the Facilities will be, at the option of Holdings, (i) LIBOR plus the Applicable Margin (as hereinafter defined) or (ii) the Base Rate plus the Applicable Margin. The Applicable Margin means (a) with respect to the Term A Facility and the Revolving Credit Facility, 2.50% per annum, in the case of LIBOR advances, and 1.50% per annum, in the case of Base Rate advances and (b) with respect to the Term B Facility, 3.75% per annum, in the case of LIBOR advances, and 2.75% per annum, in the case of Base Rate advances. The Applicable Margin with respect to the Term A Facility and the Revolving Credit Facility will be subject to adjustment after the first full fiscal quarter following the Closing Date based on a pricing grid to be agreed.

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Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Revolving Credit Facility.

Holdings may select interest periods of one, two, three or six months (and, if agreed to by all relevant Lenders, nine or twelve months) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type and giving effect to the currency of the applicable Facility; provided that, in the case of the Term B Facility, LIBOR will be deemed to be not less than 1.00% per annum and Base Rate will be deemed to be not less than 100 basis points higher than one-month LIBOR.

During the continuance of a payment default, interest will accrue (i) on the principal of any overdue loan at a rate of 200 basis points in excess of the rate otherwise applicable to such loan and (ii) on any other outstanding overdue amount at a rate of 200 basis points in excess of the non-default interest rate then applicable to Base Rate loans under the Revolving Credit Facility, and will be payable on demand.

Duration Fee:	Commencing on December 31, 2013 and on each date that is three months thereafter, in each case, if shares constituting all or substantially all of the Acquired Business are not released to Holdings pursuant to the terms of the Trust Agreement, a non-refundable duration fee (the “Duration Fee”) equal to the Duration Fee Percentage (as defined below) of the aggregate principal amount of the Loans outstanding on such date shall be payable on such date. The Duration Fee Percentage means (a) on December 31, 2013, 0.50%, (b) on March 31, 2014, 1.00%, (c) on June 30, 2014, 1.50% and (d) on September 30, 2014 and each date that is three months thereafter, 2.00%.

Commitment Fee:	Commencing on the Closing Date, a commitment fee of 0.50% per annum (calculated on a 360-day basis) shall be payable on the actual daily unused portion of the Revolving Credit Facility, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments. The commitment fee rate shall be subject to adjustment after the first full fiscal quarter following the Closing Date based on a pricing grid to be agreed. Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation.

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in

Annex I-4

connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and provisions protecting the Lenders from certain withholding or other taxes in form and substance reasonably satisfactory to Holdings and the Administrative Agent (it being understood that, for purposes of determining increased costs arising in connection with a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives promulgated under or issued in connection with, either of the foregoing shall be deemed to have been introduced or adopted after the date of the Credit Documentation, regardless of the date enacted, adopted or issued); provided that there will be customary exceptions to the gross-up obligations for withholding and other taxes, including, in the case of the US Obligations, taxes imposed under Sections 1471 through 1474 of the Internal Revenue Code and any regulations promulgated thereunder or other official administrative guidance issued pursuant thereto. In the case of the U.S. Obligations, there will be an exception to the gross-up for “day-one” U.S. federal withholding taxes. The parties shall negotiate in good faith to address any non-U.S. withholding taxes with respect to Non-U.S. Obligations in the Credit Documentation in form and substance reasonably satisfactory to Holdings and the Administrative Agent.

Letter of Credit Fees:	Letter of Credit fees equal to the Applicable Margin from time to time on LIBOR advances under the Revolving Credit Facility on a per annum basis will be payable quarterly in arrears and shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee of 0.125% per annum will be payable to the Issuing Bank for its own account, as well as customary issuance and documentary fees. Both the Letter of Credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit.

Maturity:	Term A Facility: five years after the Closing Date.

Term B Facility: seven years after the Closing Date.

Revolving Credit Facility: five years after the Closing Date.

Amendment and Extension:	The Credit Documentation shall provide the right of individual Lenders to agree to extend the maturity of their Loans upon the request of the Borrowers and without the consent of any other Lender (and as further described under the heading “Waivers and Amendments” below).

Incremental Facilities:	The Credit Documentation will permit the Borrowers to add one or more incremental term loan facilities to the Credit Facilities (each, an “Incremental Term Facility”, any loans pursuant thereto, “Incremental Term Loans”) and/or increase commitments under the Revolving Credit Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities

Annex I-5

are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to $250 million, plus an additional amount subject to compliance on a pro forma basis (assuming full utilization of any Incremental Revolving Facility) with a Total Leverage Ratio (to be defined) of not more than 3.00:1.00; provided that the aggregate amount of Incremental Facilities that are comprised of Term A Loans shall not exceed $500 million in the aggregate; provided further that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) the representations and warranties in the Credit Documentation shall be true and correct in all material respects, (iv) on a pro forma basis on the date of incurrence and after giving effect thereto (assuming, in the case of an Incremental Revolving Facility, the full drawing thereunder), all financial covenants would be satisfied, (v) (A) the maturity date of any such Incremental Term Facility comprised of Term B Loans shall be no earlier than the maturity date for the Term B Facility or (B) the maturity date of any such Incremental Term Facility comprised of Term A Loans shall be no earlier than the maturity date for the Term A Facility, (vi) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of (x) in the case of Incremental Term Loans which are Term B Loans, the earliest maturing tranche of loans under the Term B Facility or (y) in the case of Incremental Term Loans which are Term A Loans, the earliest maturing tranche of loans under the Term A Facility, (vii) the interest margins for the Incremental Term Facility shall be determined by the applicable Borrower and the lenders of the Incremental Term Facility; provided that in the event that the interest margins for any Incremental Term Facility secured on a pari passu basis with the existing Term Loan Facilities are greater than the Applicable Margins for the Term B Facility by more than 50 basis points, then the Applicable Margins for the Term B Facility shall be increased to the extent necessary so that the interest margins for the Incremental Term Facility are not more than 50 basis points higher than the Applicable Margins for the Term B Facility, and the Applicable Margins for the Revolving Credit Facility and the Term A Facility shall be increased by a like amount; provided, further, that in determining the interest margins applicable to the Term B Facility and the Applicable Margins for the Incremental Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrowers for the account of the Lenders of the Term B Facility or the Incremental Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to the Lead Arranger (or its affiliates) in connection with the Term B Facility or to one or more arrangers (or their affiliates) of the Incremental Term Facility shall be excluded, and (z) if the LIBOR or Base Rate floor for the Incremental Term Facility is greater than the LIBOR or Base Rate floor, respectively, for the existing Term B Facility, the difference between such floor for the Incremental Term Facility and the existing Term B Facility shall be equated to an increase

Annex I-6

in the Applicable Margin for purposes of this clause (vii), (viii) each Incremental Facility may be secured by either a pari passu or junior lien on the Collateral (as hereinafter defined) securing the Facilities in each case on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent (except as expressly provided above) and (ix) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Credit Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term A Facility (in the case of Incremental Term Loans which are Term A Loans) or the Term B Facility (in the case of Incremental Term Loans which are Term B Loans) (except to the extent permitted by clause (v), (vi) or (vii) above), they shall be reasonably satisfactory to the Administrative Agent. Holdings will be entitled to seek commitments in respect of any Incremental Facility from existing Lenders or from additional banks, financial institutions and other institutional lenders reasonably acceptable to the Administrative Agent who will become Lenders in connection therewith.

The Credit Documentation will permit the Borrowers to utilize availability under the Incremental Term Facilities to issue first or junior lien secured notes or junior lien loans (in each case, subject to customary intercreditor terms to be mutually agreed and set forth in an exhibit to the definitive documentation for the Facilities (the “Intercreditor Terms”)), with the amount of such secured notes or loans reducing the aggregate principal amount available for the Incremental Term Facilities; provided that (i) such secured notes or loans (x) do not mature on or prior to the maturity date of, or have a shorter weighted average life than, the Term A Loans or Term B Loans, as applicable and (y) have covenants no more restrictive (taken as a whole) than those under the Facilities as determined in good faith by Holdings and (ii) any such secured notes or loans shall be subject to an intercreditor agreement consistent with the Intercreditor Terms.

Refinancing Facilities:	The Credit Documentation for the Facilities will permit Holdings to refinance loans under the Term A Facility, the Term B Facility or commitments under the Revolving Facility or loans or commitments under any Incremental Facility from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to herein as “Refinancing Facilities”), respectively, under the Credit Documentation with the consent of the Borrower, the Administrative Agent and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes that will be secured by the Collateral on a pari passu basis with the Facilities or secured notes or loans that will be secured on a subordinated basis to the Facilities or any applicable senior secured notes, which will be subject to a customary intercreditor agreement reasonably acceptable to

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	the Administrative Agent and Holdings (any such notes or loans, “Refinancing Notes” and together with the Refinancing Facilities, the “Refinancing Indebtedness”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, or, with respect to notes, have mandatory prepayment provisions (other than related to customary asset sale and change of control offers) that could result in prepayments of such Refinancing Notes prior to, loans under the Term A Facility or Term B Facility, as applicable, being refinanced, (ii) any Refinancing Revolving Facility does not mature prior to the maturity date of the revolving commitments being refinanced, (iii) there shall be no borrowers or guarantors in respect of any Refinancing Indebtedness that are not the Borrower or a Guarantor, (iv) any Refinancing Notes shall not contain any mandatory prepayment provisions (other than related to customary asset sale and change of control offers or events of default) that could result in prepayments of such Refinancing Notes prior to the refinanced debt, (v) the other terms and conditions of such Refinancing Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees and prepayment or redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Refinancing Indebtedness, as applicable, than the terms of the Facility being refinanced (when taken as a whole) are to the applicable Lenders and (vi) the proceeds of such Refinancing Facility or Refinancing Notes are immediately applied to permanently prepay (or, in the case of the Refinancing Revolving Facility, replace) in whole or in part the Term A Facility, Term B Facility or Revolving Facility (as applicable) being replaced and shall not be in an aggregate principal amount greater than the aggregate principal amount of the Term A Facility, Term B Facility or Revolving Facility (as applicable) being refinanced plus any fees, premiums and accrued interest associated therewith, and costs and expenses related thereto

Scheduled Amortization:	Term A Facility: The Term A Facility will amortize in equal quarterly installments in annual amounts set forth below:

	Year 1	5%
	Year 2	5%
	Year 3	10%
	Year 4	15%
	Year 5	15%

	The balance of the Term A Facility shall be payable at the final maturity date.

	Term B Facility: The Term B Facility will be subject to quarterly amortization of principal equal to 0.25% of the original aggregate principal amount of the Term B Facility, with the balance payable at final maturity.

	Revolving Credit Facility: None.

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Mandatory Prepayments and Commitment Reductions:	In addition to the amortization set forth above, (a) all net cash proceeds from sales and other dispositions with a value over an amount (other than an STB Sale (as defined below)) to be agreed (including as a result of casualty or condemnation events) of property and assets of Holdings or any of its subsidiaries (including sales or issuances of equity interests by subsidiaries of Holdings but excluding sales in the ordinary course of business and other baskets and exceptions to be agreed in the Credit Documentation and subject to reinvestment rights to be agreed; provided that all dispositions of any property and assets of the Acquired Business ordered or required by the STB (each an “STB Sale”) shall be applied to the prepayment of the Term Loan Facilities without reinvestment rights or other exceptions), (b) all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of Holdings or any of its subsidiaries other than debt permitted under the Credit Documentation, (c) beginning with the fiscal year of Holdings ending December 31, 2013, 50% of Excess Cash Flow (to be defined) of Holdings and its subsidiaries, with a step down to 0% if the Total Leverage is less than 3.50:1.00 and (d) all dividends and other distributions that Holdings or any of its Subsidiaries receives from the Voting Trust, in each case, shall be applied to the prepayment of the Term Loan Facilities.

Optional Prepayments and Commitment Reductions:	The Facilities may be prepaid at any time in whole or in part without premium or penalty, upon written notice, at the option of Holdings (except with respect to the Term B Facility, as provided under “Prepayment Premium” below), except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor will be required to be made together with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom. Each optional prepayment of the Term Loan Facilities will applied as directed by Holdings. The unutilized portion of any commitment under the Facilities may be reduced permanently or terminated by the Borrowers at any time without penalty.

Prepayment Premium:	Optional prepayments of the Term B Loans within one year of the Closing Date in connection with any Repricing Transaction (as defined below) shall be accompanied by a premium equal to 1.00% of the principal amount of the Term B Loans repaid or repriced.

“Repricing Transaction” shall mean the prepayment or refinancing of all or a portion of the Term B Loans incurred on the Closing Date with the incurrence by the Borrowers or any Guarantor of any long-term syndicated bank debt financing incurred, which lowers the yield on the Term Loans and having an effective interest rate or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement, commitment or other fees in connection therewith that are

Annex I-9

not shared by all lenders) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of such Term B Loans, including without limitation, as may be effected through any amendment to the Facilities relating to the interest rate for, or weighted average yield of, such Term B Loans (other than an amendment of the Credit Documentation in connection with a transaction that would, if consummated, constitute a change of control).

Security:	Each US Borrower and each US Guarantor shall grant the Administrative Agent (for its benefit and for the benefit of holders of the US Obligations) valid and perfected first priority (subject to certain exceptions to be set forth in the Credit Documentation) liens and security interests in all of the following (collectively, the “US Collateral”):

	(a)	all present and future shares of capital stock of (or other ownership or profit interests in) each of Holdings’ present and future direct and indirect material restricted subsidiaries (limited, in the case of voting stock of any entity that is a CFC or a CFC Holdco, to 65% of such voting stock) directly held by a US Borrower or a US Guarantor and, if any, the voting trust certificates of (or other ownership or profit interests in) the Voting Trust;

	(b)	all present and future debt owed to any US Borrower or any US Guarantor;

	(c)	all of the present and future property and assets, real and personal, of each US Borrower and each US Guarantor, including, but not limited to, machinery and equipment; rolling stock and trains; inventory and other goods; accounts receivable; bank accounts; general intangibles; investment property; intellectual property; chattel paper; insurance proceeds; contract rights; documents and instruments and Real Property that (i) in the case of the Acquired Business, the Real Property that secures the Acquired Business’ existing credit facilities and (ii) in the case of Holdings and its subsidiaries, (a) owned Real Property that are not track assets with a value over an amount to be agreed and (b) in the case of real property that are track assets, owned, leaseholds, sub-leaseholds or other interest in real properties, together with all fixture easements, rights of way, trackage rights, hereditaments and accessions, alterations, replacements and repairs thereto and all leases, rents and other income, issue or profits derived therefrom and relating thereto and fixture and other improvements located thereon with exceptions and delivery requirements to be agreed; and

	(d)	all proceeds and products of the property and assets described in clauses (a), (b) and (c) above;

Annex I-10

The US Collateral shall ratably secure the relevant party’s obligations in respect of the US Obligations and the Foreign Obligations.

Each Borrower and each Guarantor shall grant the Administrative Agent (for its benefit and for the benefit of holders of the Foreign Obligations) valid and perfected first priority (subject to certain exceptions to be set forth in the Credit Documentation) liens and security interests in all of the following (collectively, the “Foreign Collateral” and together with the US Collateral, the “Collateral”):

(a)	the US Collateral owned by the US Borrowers and US Guarantors;

(b)	all present and future shares of capital stock of (or other ownership or profit interests in) each of Holdings’ present and future direct and indirect material restricted subsidiaries, held by a Borrower or a Guarantor and, if any, the voting trust certificates of (or other ownership or profit interests in) the Voting Trust;

(c)	all present and future debt owed to any Foreign Borrower or any Foreign Guarantor;

(d)	all of the present and future property and assets, real and personal, of each Foreign Borrower and each Foreign Guarantor, including, but not limited to, machinery and equipment; rolling stock and trains; inventory and other goods; accounts receivable; bank accounts; general intangibles; investment property; intellectual property; chattel paper; insurance proceeds; contract rights; documents and instruments and Real Property that (i) in the case of the Acquired Business, the Real Property that secures the Acquired Business’ existing credit facilities and (ii) in the case of Holdings and its subsidiaries, (a) owned Real Property that are not track assets with a value over an amount to be agreed and (b) in the case of real property that are track assets, owned, leaseholds, sub-leaseholds or other interest in real properties, together with all fixture easements, rights of way, trackage rights, hereditaments and accessions, alterations, replacements and repairs thereto and all leases, rents and other income, issue or profits derived therefrom and relating thereto and fixture and other improvements located thereon with exceptions and delivery requirements to be agreed; and

(e)	all proceeds and products of the property and assets described in clauses (a), (b), (c) and (d) above.

The Foreign Collateral shall ratably secure the relevant party’s obligations in respect of the Foreign Obligations.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory

Annex I-11

to the Administrative Agent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to exceptions to be agreed upon. Assets will be excluded from the Collateral in circumstances to be agreed and in circumstances where the Administrative Agent reasonably determines that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby. Notwithstanding anything to the contrary herein, the Collateral shall exclude (i) those assets to the extent that granting security interests in such assets would result in material adverse tax or legal consequences to Holdings or any of its subsidiaries as reasonably determined by Holdings, (ii), those assets to the extent that granting securing interest in such assets would result in a violation of a contractual obligation in effect on the Closing Date and (iii) those assets to the extent that Holdings and the Administrative Agent reasonably agree in writing that the cost of including such assets in the Collateral is excessive in relation to the value afforded thereby. Notwithstanding anything to the contrary contained herein, (A) control agreements will not be required to perfect deposit, securities and commodities accounts, (b) exercise of certain remedies under the Loan Documents may be subject to compliance with the ICC Termination Act of 1995, as amended, and other applicable governmental regulations and (C) any right, title or interest in any permit, license, agreement or contract shall be excluded from the definition of “Collateral” (x) to the extent and for so long as the grant of a security interest in such permit, license, agreement or contract would cause a default (which has not been waived or otherwise consented to) under such permit, license, agreement or contract (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provisions) of any relevant jurisdiction or any other applicable law or principles of equity) or (y) to the extent and for so long as the grant of a security interest in such property or asset is prohibited by any applicable law, requires a consent pursuant to any applicable contract or lease or requires a consent not obtained of any governmental authority pursuant to any applicable law, statute or regulation.

In addition, any guarantee by GWA (North) Pty Ltd. shall be unsecured.

Notwithstanding the foregoing, upon the completion of the Transactions, property and assets of the Guarantors that are part of the Acquired Business and its subsidiaries shall be promptly pledged to the Administrative Agent as provided above pursuant to arrangements to be mutually agreed in the Credit Documentation.

Conditions Precedent to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Facilities on the Closing Date will be subject solely to (i) the accuracy of the representations and warranties set forth in Credit Documentation, subject to the Certain Funds Provisions, in all material respects, (ii) the conditions set forth in Annex II to the Commitment Letter and (iii) the conditions set forth in Section 5 of the Commitment Letter.

Annex I-12

The representations and warranties set forth in the Credit Documentation will be required to be made in connection with the extension of credit on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Acquisition Agreement Representations) to be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Revolving Facility.

Conditions Precedent to All Subsequent Borrowings:	After the Closing Date, the making of each extension of credit under the Facility shall be conditioned upon (a) the accuracy of representations and warranties set forth in the Facility Documentation in all material respects, (b) delivery of a customary borrowing notice and (c) the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit.

Credit Documentation:	The Credit Documentation shall contain the terms set forth in this Annex I (subject to the “Market Flex Provisions” under the Fee Letter) and, to the extent any other terms are not expressly set forth in this Annex I, will be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date taking into account the timing of the syndication of the Facilities and shall contain such other terms as Holdings and the Lead Arranger shall reasonably agree; it being understood and agreed that the Credit Documentation shall be initially based on that certain Third Amended and Restated Credit Agreement dated as of July 29, 2011, by and among the Borrowers, the Administrative Agent, the lenders party thereto, and certain other parties thereto from time to time (the “Precedent Documentation”), as modified by the terms set forth herein and subject to (i) such other modifications to reflect the operational requirements of Holdings and its subsidiaries (after giving effect to the Transaction) in light of their increased size, combined business, business practices and operations and the Projections, (ii) modifications to reflect the secured nature of the financing, (iii) modifications to address changes in law and accounting practices, (iv) modifications to address technical matters, including without limitation modifications to address the Voting Trust Agreement, the Voting Trust and related collateral matters and (v) modifications to provide that prior to the release of the Acquired Business from the Voting Trust, the negative covenant restrictions on (a) the incurrence of debt, (b) dividends and stock redemptions, (c) investments and (d) acquisitions will be more restrictive (collectively, the “Documentation Considerations”). Notwithstanding the foregoing, the only conditions to the availability of the Facilities on the Closing Date shall be the conditions set forth in the “Conditions Precedent to Initial Borrowing” section above.

Annex I-13

Representations and Warranties:	Substantially consistent with those in the Precedent Documentation, modified in a manner to be mutually agreed and consistent with the Documentation Considerations and limited to: (i) corporate power, authority and enforceability; (ii) governmental approvals; (iii) title to properties; (iv) financial statements and projections; (v) no Material Adverse Effect (as such term is defined in the Precedent Documentation); (vi) solvency; (vii) intellectual property; (viii) litigation; (ix) no violation of law, contracts or organizational documents; (x) tax matters; (xi) no default; (xii) status under Investment Company Act; (xiii) transactions with affiliates; (xiv) ERISA matters; (xv) use of proceeds and Regulations U and X; (xvi) environmental matters; (xvii) subsidiaries; (xviii) capitalization; (xix) fiscal year; (xx) rail carrier status; (xxi) accuracy of disclosure; (xix) compliance with certain Non-US laws; (xx) status as trustee; (xxi) PATRIOT Act, OFAC and FCPA; (xxii) matters relating to STB approval of the Acquisition and the Voting Trust Agreement and the Voting Trust, and (xxiii) creation and perfection of security interests; in each of the foregoing cases, with such exceptions and thresholds as are substantially consistent with the Documentation Considerations.

Covenants:	Substantially consistent with those in the Precedent Documentation, modified in a manner to be mutually agreed and consistent with the Documentation Considerations and limited to:

	(a)	Affirmative Covenants: (i) delivery of annual and quarterly financial statements, SEC filings and compliance certificates and copies of all information received from the Trustee of the Voting Trust or the STB; (ii) notices of default, material litigation, material governmental proceedings or investigations, ERISA and environmental proceedings, certain material derailments and changes in accounting or financial reporting practices; (iii) compliance with material laws and material contractual obligations; (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of books and records and inspection rights; (vii) use of proceeds; (viii) maintenance of insurance; (ix) maintenance of properties and offices; (x) payment of taxes; (xi) further assurances as to perfection and priority of security interests; (xii) additional guarantors and additional collateral, (xiii) further assurances, (xiv) in the event the Transaction is consummated with the use of the Voting Trust, commercially reasonable efforts to cause the Acquired Business to be released from the Voting Trust in accordance with applicable laws and the Voting Trust Agreement; in each of the foregoing cases, with such exceptions and thresholds as are consistent with the Documentation Considerations.

	(b)	Negative Covenants: Restrictions on: (i) liens, (ii) mergers and consolidations, (iii) sales, transfers and other dispositions of property and assets, including sale-leaseback transactions,

Annex I-14

(iv) incurrence of debt; (v) dividends and stock redemptions; (vi) investments; (vii) acquisitions; (viii) transactions with affiliates; (ix) activities in violation of environmental laws; (x) changes in business, capitalization and fiscal year; (xi) granting negative or entering into restrictive agreements; (xii) modifications on documents governing material indebtedness; in each of the foregoing cases, with such exceptions and thresholds consistent with the Documentation Considerations; (xiii) modifications to the Voting Trust; and (xiv) granting consents to the trustee of the Voting Trust; provided that, subject to pro forma compliance with the financial covenants, the debt covenant shall permit the Borrower and its subsidiaries to incur unlimited amounts of unsecured indebtedness. For avoidance of doubt, corporate restructurings will continue to be permitted in a manner to be agreed, including in connection with tax planning in connection with the Acquisition.

	(c)	Financial Covenants: Limited to:

		•	Maintenance of a minimum Interest Coverage Ratio (EBITDA/cash interest expense); and

		•	Maintenance of a maximum Total Leverage Ratio (total debt/EBITDA).

All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period. Calculations will be made on a pro forma basis for acquisitions and dispositions outside the ordinary course of business (and incurrences and repayments of debt in connection therewith) including the Transaction, as if they had occurred at the beginning of the applicable period. “EBITDA” shall be (i) defined in a manner to be agreed and consistent with the Documentation Considerations, (ii) prior to the earlier of termination of the Voting Trust and December 31, 2014 (the “Calculation Date”), shall be calculated to include the EBITDA attributable to the shares of the Acquired Business that are held in the Voting Trust subject to adjustments and exceptions to be agreed, notwithstanding that the Acquired Business is not consolidated with Holdings for accounting purposes and (iii) on and after the Calculation Date, shall only include EBITDA attributable to the shares of the Acquired Business that are held in the Voting Trust to the extent of cash actually received.

Events of Default:	Substantially consistent with those in the Precedent Documentation, modified in a manner to be mutually agreed and consistent with the Documentation Considerations and limited to: (i) nonpayment of principal, interest, fees or other amounts; (ii) any representation or warranty proving to have been inaccurate in any material respect when made or confirmed; (iii) failure to perform or observe covenants set forth in the Credit Documentation; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults; (vi) monetary

Annex I-15

judgment defaults in an amount to be agreed; (vii) actual or asserted invalidity of material Guarantees or security interest in Collateral, including, without limitation, voting trust certificates of (or other ownership or profit interests in) the Voting Trust; (viii) Change of Control (to be defined); and (ix) customary ERISA defaults.

Unrestricted Subsidiaries:	The Credit Documentation will contain provisions pursuant to which, subject to limitations on investments, loans, advances and guarantees and pro forma covenant compliance, Holdings will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary (subject to customary conditions). Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the Credit Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenants contained in the Credit Documentation.

Assignments and Participations:	Each Lender will be permitted to make assignments in minimum amounts to be agreed to other entities (other than Disqualified Lenders) approved by the Administrative Agent and, so long as no payment or bankruptcy event of default has occurred, Holdings, which approval shall not be unreasonably withheld or delayed; provided, however, that (i) (x) no approval of Holdings shall be required in connection with primary syndication, (y) under the Term Loan Facilities to other Lenders or any of their affiliates or approved funds or (z) under the Revolving Credit Facility to other Lenders under the Revolving Credit Facility, (ii) no approval of the Administrative Agent shall be required in connection with assignments (x) under the Term Loan Facilities to other Lenders or any of their affiliates or approved funds or (y) under the Revolving Credit Facility to other Lenders under the Revolving Credit Facility or their affiliates or approved funds and (iii) Holdings shall be deemed to have consented to assignments under the Term Facility if it has not objected in writing to an assignment within 10 business days after having received notice thereof. Each Lender will also have the right, without consent of Holdings or the Administrative Agent, to assign as security all or part of its rights under the Credit Documentation. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion.

Assignments of term loans to Holdings or any of its subsidiaries shall be permitted subject to satisfaction of conditions to be set forth in the Credit Documentation, including that (i) no default or event of default shall exist or result therefrom, (ii) the Borrowers shall be in compliance with all financial covenants on a pro form basis, (iii) Holdings or such

Annex I-16

subsidiary shall make an offer to all Lenders in accordance with procedures to be agreed, (iv) Holdings must provide a customary representation and warranty as to disclosure of information, (v) upon the effectiveness of any such assignment, such term loans shall be retired and (vi) no borrowings under the Revolving Credit Facility shall be used to fund any such assignment.

Waivers and Amendments:	Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Facilities, except that (a) the consent of all of the Lenders adversely affected thereby will be required with respect to, among other things, (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment and (iv) releases of all or substantially all of the collateral or value of the guarantees and (b) tranche voting will be required for certain matters.

Notwithstanding anything to the contrary set forth herein, the Credit Documentation shall provide that the Borrowers may at any time and from time to time request that all or a portion of any loans of the Borrowers be converted to extend (i) the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such loans and (ii) the scheduled termination date of any commitments pursuant to any Revolving Facility (any such loans which have been so converted, “Extended Loans”) and upon such request of the Borrowers any individual Lender shall have the right to agree to extend the maturity date of its outstanding Loans or the termination date of any commitments without the consent of any other Lender; provided that all such requests shall be made pro rata to all Lenders within the applicable relevant class. The terms of Extended Loans shall be substantially similar to the loans of the existing class from which they are converted except for interest rates, fees, amortization, final maturity date or final termination date, provisions requiring optional and mandatory prepayments to be directed first to the non-extended loans prior to being applied to Extended Loans and certain other customary provisions to be agreed.

Indemnification:	The Borrowers will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and each of their respective affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Person”) from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Facilities and the Borrowers’ use of loan proceeds or the commitments, including, but not limited to, reasonable and document out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing by one primary counsel for all Indemnified Persons, taken as a whole, one regulatory counsel, with respect to each appropriate jurisdiction, one local counsel and in the case of an actual or perceived conflicts of interest one conflicts counsel to all affected Indemnified

Annex I-17

Parties, taken as a whole, except that the Borrowers shall not be liable with respect to any losses, liabilities, claims, damages, or expenses resulting from (i) the bad faith, gross negligence or willful misconduct of such Indemnified Person, (ii) material breach of the Credit Documentation by such Indemnified Person or (iii) any proceeding not arising from any act or omission by the Borrowers or their affiliates that is brought by an Indemnified Person against any other Indemnified Person (other than disputes involving claims against any Lead Arranger or Administrative Agent in its capacity as such), in each case as determined in a final, nonappealable judgment by a court of competent jurisdiction.

Governing Law:	New York.

Expenses:	The Borrowers will pay, if the Closing Date occurs, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent associated with the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of all Credit Documentation, including, without limitation, the reasonable and documented legal fees and expenses of the Administrative Agent’s counsel identified herein and, with respect to each appropriate jurisdiction, of one local counsel.

Counsel to the Administrative Agent:	Cahill Gordon & Reindel LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction.

Annex I-18

ANNEX II

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

The initial extensions of credit under the Facilities will be subject to the following:

(i) The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated in accordance with the terms of the definitive agreement relating to the Acquisition (including all schedules and exhibits thereto) (together, the “Acquisition Agreement”)1, including, if applicable, the Voting Trust Agreement, without giving effect to any modifications, amendments or express waivers thereto that are materially adverse to the Lenders without the consent of the Lead Arranger (not to be unreasonably withheld or delayed) (it being understood and agreed that any reduction in the purchase price shall not be deemed to be materially adverse to the Lenders but shall be allocated ratably in proportion to the actual percentages that the amount of the Equity Contribution and the Facilities bear to the pro forma total capitalization of Holdings and its subsidiaries after giving effect to the Transaction).

(ii) There has not been since December 31, 2011 any Effect (as defined in the Acquisition Agreement) that has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Acquisition Agreement).

(iii) The Lead Arranger shall have received certification as to the solvency of Holdings and its subsidiaries on a consolidated basis (after giving effect to the Transaction and the incurrence of indebtedness related thereto) in the form attached hereto as Exhibit A.

(iv) The Lead Arranger and the Administrative Agent under each Facility shall have received (a) customary opinions of counsel to the Borrowers and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for such Facility and creation and perfection of the liens granted thereunder on the Collateral) and such customary corporate resolutions, certificates and other closing documents and (b) subject to the Certain Funds Provisions, satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Credit Documentation) lien and security interest in such capital stock and in the other Collateral.

(v) The Lead Arranger shall have received: (A) within 90 days after the end of the fiscal year ending December 31, 2012, the consolidated balance sheet of the Holdings as of the end of such fiscal year and related consolidated statements of operations, cash flows and shareholders’ equity, accompanied by an unqualified report thereon of Holdings’ auditors; (B) as soon as available and in any event within 45 days after the end of each fiscal quarter of the 2012 fiscal year, an unaudited balance sheet and related statements of operations and cash flows of the Holdings for such fiscal quarter and for the elapsed period of the 2012 fiscal year and related statements of operations and cash flows of Holdings for the comparable periods of the prior fiscal year; (C) within 90 days after the end of the fiscal year ending December 31, 2012, the consolidated

[1]	Subject to review and satisfaction with final acquisition agreement.

Annex II-1

balance sheet of the Acquired Business as of the end of such fiscal year and related consolidated statements of operations, cash flows and shareholders’ equity, accompanied by a report thereon of Acquired Business’s auditors; (D) as soon as available and in any event within 45 days after the end of each fiscal quarter of the 2012 fiscal year, an unaudited balance sheet and related statements of operations and cash flows of the Acquired Business for such fiscal quarter and for the elapsed period of the 2012 fiscal year and related statements of operations and cash flows of the Acquired Business for the comparable periods of the prior fiscal year; and (E) pro forma balance sheet and related statement of operations of Holdings for fiscal year 2011 and for the latest four-quarter period ending with the latest fiscal quarter covered by the Quarterly Financial Statements in each case after giving effect to the Transaction (the “Pro Forma Financial Statements”), promptly after the historical financial statements for such periods are available, all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States; provided that the Commitment Parties hereby acknowledge that they have received prior to the execution of this Commitment Letter the unaudited balance sheet and related balance sheet and related statements of operations and cash flows of Holdings and the Acquired Business for the fiscal quarter ending March 31, 2012.

(vi) All fees due to the Administrative Agent, the Lead Arranger and the Lenders on the Closing Date shall have been paid, and all expenses to be paid or reimbursed to the Administrative Agent and the Lead Arranger that have been invoiced at least three business days prior to the Closing Date shall have been paid, in each case, from the proceeds of the initial funding under the Facilities on the Closing Date.

(vii) The Lead Arranger shall have received satisfactory evidence of the consummation of the Equity Contribution.

(viii) The Lead Arranger shall have received, not later than 15 consecutive days prior to the Closing Date, completed Information Memoranda for both Public Lenders and Private Lenders, in each case, relating to the Facilities suitable for use in a customary syndication of bank financing; provided that such consecutive 15-day period referenced in this paragraph shall (i) either be completed on or prior to August 17, 2012 or shall commence after September 3, 2012 and (ii) either be completed on or prior to December 17, 2012 or shall commence after January 7, 2013; provided, however, that November 18-25 (inclusive), 2012 shall not be considered days for purposes of this paragraph but a period including such days shall be considered a consecutive period for purposes of this paragraph.

(ix) After giving effect to the Transaction, Holdings, the Acquired Business and their respective subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities, (b) the loans and other extensions of credit pursuant to that certain $50,000,000 Term Loan Facility Agreement between GWA (North) Pty Limited and the AustralAsia Railway Corporation dated on or about November 19, 2010, (c) other indebtedness in limited amounts to be mutually agreed upon and (d) the Equity Contribution.

(x) The Borrowers and each of the Guarantors and the Acquired Business and its subsidiaries shall have provided at least three business days prior to the Closing Date the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, that have been requested in writing by the Administrative Agent at least ten business days prior to the Closing Date.

Annex II-2

Exhibit A to Annex II

Form of Solvency Certificate

Date:             , 2012

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, a senior authorized financial officer of             , a                           (the “Holdings”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section      of the Credit Agreement, dated as of                              , 2012, among                      (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its Subsidiaries taken as a whole would change hands between a willing buyer(s) and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer (with neither being under any compulsion to act) if the assets of Holdings and its Subsidiaries taken as a whole as a going concern are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent or subordinated liabilities that would be recorded in accordance with GAAP) of Holdings and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Holdings and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent also reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of Holdings.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, Holdings and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of Identified Contingent Liabilities) otherwise become due and payable, in light of business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, Holdings and its Subsidiaries taken as a whole after consummation of the Transactions is and will be a going concern and has and will have sufficient capital to reasonably ensure that it will continue to be a going concern for such period. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Loan Parties as reflected in the projected financial statements and in light of the anticipated credit capacity.

3. For purposes of this certificate, I, or officers of Holdings under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section      of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement and made such other investigations and inquiries as I deem necessary and reasonable in connection with the matters set forth herein.

(c) As a senior authorized financial officer of Holdings, I am familiar with the financial condition of Holdings and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of Holdings that after giving effect to the consummation of the Transactions, I certify that (i) the Fair Value of the assets of Holdings and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (ii) the Present Fair Salable Value of the assets of Holdings and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (iii) Holdings and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) Holdings and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

IN WITNESS WHEREOF, Holdings has caused this certificate to be executed on its behalf by Senior Authorized Financial Officer as of the date first written above.

E-I-2

Genesee & Wyoming Inc.

By:
Name:
	Title:	Senior Authorized Financial Officer

E-I-3

ANNEX III

VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT (this “Voting Trust” or “Agreement”) is made and entered into this      day of                 , 2012, by and between Genesee & Wyoming Inc., a Delaware corporation (“Settlor”), and                      (the “Trustee”), whose address is                                                              . This Voting Trust is being entered into pursuant to the Guidelines for the Proper Use of Voting Trusts as set forth in 49 C.F.R. Part 1013.

WHEREAS, Settlor is a railroad holding company that directly or indirectly controls the common carriers by rail listed in the appendix hereto;

WHEREAS, Settlor plans to acquire 100% of the equity of TARGET, a              railroad holding corporation (“TARGET”);

WHEREAS, Settlor has filed with the Surface Transportation Board (the “Board”) in STB Docket No. FD [            ], a minor application pursuant to 49 C.F.R. § 1180 to control TARGET together with the other railroads in its corporate family;

WHEREAS, Settlor desires to isolate the control of TARGET from Settlor and any company controlled by or affiliated with Settlor by depositing all shares of TARGET into an independent irrevocable voting trust pursuant to the Board’s regulations at 49 C.F.R. Part 1013, in order to avoid any allegation or assertion that Settlor is controlling or has the power to control TARGET prior to the effectiveness of a Board exemption for Settlor’s acquisition of control of TARGET; and

WHEREAS, the Trustee is willing to act as voting trustee pursuant to the terms of this Voting Trust.

NOW, THEREFORE, in consideration of the premises and mutual undertakings set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Settlor hereby irrevocably appoints as Trustee hereunder, and hereby accepts said appointment and agrees to act as Trustee under this Voting Trust as provided herein.

2.	This Voting Trust shall be irrevocable by Settlor and shall terminate only in accordance with the provisions of this Agreement.

3.	This Voting Trust shall become effective as of , 2012 (the “Effective Time”).

4.	At the Effective Time, Settlor agrees that it will assign, transfer and deliver all of its right, title and interest in the issued and outstanding shares of capital stock of TARGET to the Trustee immediately upon acquiring such shares. All certificates representing such shares shall be duly endorsed or accompanied by proper instruments duly executed for transfer thereof to the Trustee or otherwise validly and properly transferred, with all applicable transfer taxes and fees having been paid by Settlor, in exchange for Trust Certificates (as described in Paragraph 5 hereof). The delivery of certificates of such shares may be made at such other place as may be designated by the Trustee. All shares of TARGET deposited with the Trustee hereunder are hereinafter referred to as the “Trust Stock.”

5.	The Trustee shall hold in trust and shall dispose of, pursuant to the terms and conditions of this Voting Trust, all Trust Stock which is delivered by or for the account of Settlor. In exchange for the Trust Stock, the Trustee shall cause to be issued and delivered to Settlor voting trust certificates (“Trust Certificates”) substantially in the form attached hereto as Exhibit A, with the blanks therein appropriately filled.

6.	The Trust Certificates issued by the Trustee may be transferable on the books of the Trustee by the registered holder or holders of the Trust Certificates (each, a “Holder” and together, the “Holders”) upon the surrender thereof, properly endorsed by the Holder, in person or by an authorized attorney of the Holder, according to rules from time to time established for that purpose by the Trustee. Title to the Trust Certificates, when endorsed, shall, to the extent permitted by law, be transferable with the same effect as in the case of negotiable instruments. Delivery of the Trust Certificates, endorsed in blank by a Holder, shall vest title to and all rights under the Trust Certificates in the transferee thereof to the same extent and for all purposes as would delivery under like circumstances of negotiable instruments payable to bearer; provided, however, that the Trustee may treat the Holder of record, or, when presented endorsed in blank, the bearers, as the owners for all purposes whatsoever, and shall not be affected by any notice to the contrary; provided further, however, that the Trustee shall not be required to deliver any Trust Stock without the surrender and cancellation of the corresponding Trust Certificate(s). Except to the extent provided otherwise in Paragraph 13 hereof, every transferee of a Trust Certificate shall, upon the receipt of such properly endorsed Trust Certificate, become a party to this Voting Trust as though an original party, and shall assume all attendant rights and obligations under this Voting Trust. In connection with, and as a condition of, making or permitting any transfer or delivery of any Trust Stock or Trust Certificate under any provision of this Voting Trust, the Trustee may require the payment of a sum sufficient to pay or reimburse the Trustee for any stamp tax or other governmental charge in connection with the transaction.

7.	From the Effective Time, and until such time as this Voting Trust shall terminate in accordance with the provisions in this Agreement, the Trustee, subject to the limitations contained in this Agreement, shall be present in person or represented by proxy, at all annual and special meetings of shareholders of TARGET so that all Trust Stock may be counted for the purposes of determining the presence of a quorum at such meeting. The Trustee shall have the full right to vote and to execute consents with respect to the Trust Stock, and shall be duly bound to exercise such voting rights, either in person or by proxy, at all meetings of the shareholders of TARGET for any purpose, and shall possess in respect of any and all the Trust Stock, and shall be entitled to exercise, all the powers of absolute owners of the Trust Stock and all rights of every nature in respect of such Trust Stock, including the right to vote and to execute consents for every purpose and to receive distributions thereon, unless otherwise directed by a court of competent jurisdiction. The Trustee shall not participate in or interfere with the management of TARGET except to the extent necessary by order of the Board and shall not exercise the voting powers of the Trust in any way so as to cause any dependence or intercorporate relationship between Settlor or companies controlled by or affiliated with Settlor (not including TARGET), on the one hand, and TARGET or companies controlled by or affiliated with TARGET, on the other hand, other than such dealings as permitted pursuant to Paragraph 8 hereof. The Trustee shall exercise all voting rights in respect of the Trust Stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, Settlor’s acquisition of control of TARGET. (The term “affiliate” or “affiliates” wherever used in this Voting Trust shall have the meaning specified in 49 U.S.C. § 11323(c)). The Trustee may not vote the Trust Stock for any transaction that would result in a violation of 49 U.S.C. § 11323. Notwithstanding any other provision of this Paragraph 7, the Trustee may not, without the consent of the Holder(s), vote with respect to the following:

(a)	the sale, lease, assignment, transfer, alienation, pledge, encumbrance, or exchange of all or substantially all of the property or major assets or of the capital stock of TARGET to any company other than a company controlled by or affiliated with Settlor, whether voluntarily or by operation of law or by gift, or the dissolution of TARGET; or

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(b)	the consolidation or merger of TARGET with or into any other entity other than a company controlled by or affiliated with Settlor.

In the case of any such sale, lease, assignment, transfer, alienation, pledge, encumbrance, exchange, dissolution, consolidation or merger so made with the consent of the Holder(s), the Trustee shall have the power to sell, exchange, surrender or otherwise dispose of all or any part of the ownership interest of TARGET at the time held in trust, pursuant to the terms of or in order to carry into effect such sale, lease, assignment, transfer, alienation, pledge, encumbrance, exchange, dissolution, consolidation or merger`. Subject to the provisions, and until termination, of this Voting Trust, the Trustee may vote or consent, or issue proxies to vote or consent at shareholders’ meetings of TARGET and otherwise, as the Trustee shall determine in his uncontrolled discretion, and no voting or other right or power with respect to the Trust Stock and other securities held in trust shall pass to any Holder or to others by or under the Trust Certificates, or by or under this Voting Trust, or by or under any other agreement.

8.	Trustee shall not, without the prior approval of the Board, vote the Trust Stock to elect any current officer or director of Settlor, or any of its affiliates, as a director of TARGET. Neither the Trustee, nor the director, officer, or shareholder of any company controlled by or affiliated with the Trustee, may serve as an officer or member of the board of directors of Settlor or any company controlled by or affiliated with Settlor, or be a shareholder of Settlor or any company controlled by or affiliated with Settlor, or have any direct or indirect business arrangements or dealings, financial or otherwise, with Settlor or any company controlled by or affiliated with Settlor (other than this Voting Trust), that could be construed as creating an indicium of control by Settlor over the Trustee. [The investment by the Trustee in voting securities of Settlor not in excess of one percent of its outstanding voting securities shall not be considered a proscribed business arrangement or dealing; provided that such investment does not permit Trustee to control or direct the affairs of Settlor.] The Trustee has the responsibility to manage TARGET through casting his votes for TARGET’s Board of Directors and to exercise the voting rights and execute consents as provided in Paragraph 7 hereof. The Trustee’s duties are therefore not merely custodial in nature. Nothing in this Voting Trust shall restrict the ability of any company controlled by or affiliated with Settlor to enter into or continue commercial dealings with TARGET in the ordinary course of business, based on arm’s-length bargaining, during the term of this Voting Trust, including without limitation the leasing by TARGET of rolling stock or other equipment or assets or services from any company controlled by or affiliated with Settlor. Nothing in this Voting Trust shall preclude TARGET from providing such documents and information as Settlor may reasonably request in connection with presenting its position regarding control of TARGET to the Board or a court of competent jurisdiction.

9.	In voting or giving directions for voting the Trust Stock, the Trustee, in his sole discretion, will exercise his best judgment to elect suitable directors in the best interest of the affairs of TARGET. The Trustee, however, assumes no responsibility with respect to acts or omissions of the directors of TARGET (other than the gross negligence or willful misconduct of the Trustee himself).

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10.	The Trustee shall be entitled to receive reasonable and customary compensation for all services rendered by Trustee under the terms of this Agreement and shall be entitled to indemnity from Settlor against any and all expenses, claims and liabilities incurred in connection with or with respect to the performance of Trustee’s duties under this Voting Trust; provided, that the indemnification of the Trustee by Settlor shall not extend to expenses, claims or liabilities resulting from or in connection with the willful misconduct or gross negligence of the Trustee. The Trustee shall submit to Settlor quarterly invoices for services with appropriate documentation, and Settlor shall pay such statements within thirty (30) days after receipt thereof.

11.	From and after the deposit of the Trust Stock with Trustee, and until the termination of this Voting Trust pursuant to the terms hereof, a Holder shall be entitled to receive, from time to time, payment of any cash distributions collected by the Trustee upon the ownership interests in TARGET represented by the Trust Certificates. Immediately following receipt of any such cash distribution, the Trustee shall pay the same over to or as otherwise directed by the transferee or registered Holder(s) of the Trust Certificates in proportion to their respective interests.

12.	In the event that any distribution other than cash is received by the Trustee, such distribution shall be held by the Trustee in accordance with the terms of this Voting Trust as though it is Trust Stock that was initially deposited with the Trustee by Settlor under this Voting Trust. With respect to such distribution, the Trustee shall issue new or additional Trust Certificates to the Holders entitled to receive any such distribution.

13.	(a)	This Voting Trust is accepted by Trustee subject to the rights hereby reserved to the Holder(s) at any time to sell or make any other disposition, in whole or in part, of its Trust Stock, whether or not an event described in subparagraph (b) below has occurred. The Trustee will at any time upon receipt of written instructions from a Holder, designating the person or entity to whom the Holder has sold or otherwise disposed of the whole or any part of such Holder’s Trust Stock, and certifying in writing that such person or entity is not a shareholder, officer or director of Settlor, or a company controlled by or affiliated with Settlor, or a shareholder, officer or director of a company controlled by or affiliated with Settlor (upon which written certification the Trustee shall be entitled to rely), immediately transfer to such person or entity therein named all of the Trustee’s right, title and interest in such amount of the Trust Stock as may be set forth in such instructions and shall cooperate with such person or entity in having such Trust Stock reissued in the name of such person or entity. If such instructions result in the transfer of all of the Trust Stock subject to this Voting Trust as of the date of such instructions, then upon transfer of the Trustee’s right, title and interest therein, and in the event of a sale thereof, upon delivery of the proceeds of such sale, this Voting Trust shall cease and come to an end. If such instructions relate to only a part of the Trust Stock, then this Voting Trust shall cease as to such part upon such transfer, and the receipt of proceeds in the event of sale, but shall remain in full force and effect as to the remainder of the Trust Stock. In the event of a sale of Trust Stock by a Holder, the net proceeds of such sale shall be made payable to the Trustee and upon receipt thereof the Trustee shall promptly pay or cause to be paid such net proceeds to that Holder in proportion to their respective interests. It is the intention of this subparagraph that no violations of 49 U.S.C. § 11323 will result from a termination of this Voting Trust.

	(b)	In the event that (i) Title 49 of the United States Code or other controlling law is amended to allow Settlor to acquire control of TARGET without obtaining Board or other governmental approval or exemption, (ii) a verified notice of exemption filed at the

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Board by Settlor to control TARGET becomes effective or (iii) the Board by final order otherwise approves or exempts the control of TARGET by Settlor, then immediately upon the delivery of a copy of such order of the Board or effective exemption with respect thereto, or an opinion of independent counsel selected by the Trustee that no order of the Board or other governmental authority or exemption is required, the Trustee shall transfer to the Holder(s) or transfer upon the order of the Holder(s) as then known to the Trustee, Trustee’s right, title and interest in and to all of the Trust Stock or such part as may then be held by Trustee (as provided in subparagraph (a) hereof), and upon such transfer this Voting Trust shall cease and come to an end.

(c)	In the event that (i) the Board or a court of competent jurisdiction denies Settlor authority to control TARGET and that order becomes final after judicial review or failure to appeal, (ii) the Board or a court of competent jurisdiction orders the Trustee to divest himself of the Trust Stock, and that order becomes final after judicial review or failure to appeal, or (iii) the Holder(s) determine in light of any other final order that the Trust Stock should be sold, the Trustee shall use best efforts to dispose of the Trust Stock under the terms of the Board or court order and in accordance with any instructions of Holder(s) not inconsistent with the requirement of the terms of any Board or court order during a period of [two] years after such order becomes final. To the extent that registration is required under the Securities Act of 1933, as amended, or any other applicable securities laws in respect of any distribution of Trust Stock as contemplated in this Agreement, the Holder(s) shall reimburse the Trustee for any expenses incurred by Trustee. The proceeds of the sale shall be distributed, on a pro rata basis, to or upon the order of the Holder(s) hereunder as then known to the Trustee. The Trustee may, in his reasonable discretion, require the surrender to Trustee of the Trust Certificates hereunder before paying to the Holder such Holder’s share of the proceeds. Upon disposition of all the Trust Stock pursuant to this Section 13(d), this Trust shall cease and come to an end.

(d)	Unless sooner terminated pursuant to any other provision herein contained, this Voting Trust shall terminate one (1) year after the day and year first written above, so long as no violation of 49 U.S.C. § 11323 will result from such termination, and provided that this Voting Trust may be extended by mutual agreement of the parties hereto pursuant to applicable state law, until such time as the ICC Termination Act of 1995 and the regulations promulgated thereunder by the Board as presently in effect shall no longer require that the Trust Stock be held in a voting trust. All Trust Stock and any other property held by the Trustee hereunder upon such termination shall be distributed to or upon the order of the Holder(s) hereunder as then known to the Trustee. The Trustee may, in his reasonable discretion, require surrender to the Trustee of the Trust Certificates hereunder before the release or transfer of the Trust Stock evidenced thereby. Upon termination of this Voting Trust, the Holder(s)’ respective rights, titles and interests in and to the Trust Stock then held by the Trustee shall be transferred to such Holder(s) in accordance with the terms and conditions of this Voting Trust and upon such transfer, this Voting Trust shall cease and come to an end.

(e)	The Trustee shall promptly inform the Board of any transfer or disposition of the Trust Stock pursuant to this Paragraph 13.

(f)	Except as expressly provided in this Paragraph 13, the Trustee shall not dispose of, or in any way encumber, the Trust Stock, and any transfer, sale or encumbrance in violation of the foregoing shall be null and void.

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14.	The Trustee shall not, by reason of this Voting Trust, or by the exercise of any powers or duties pursuant to this Voting Trust, incur any responsibility as shareholder, manager, trustee or otherwise by reason of any error of judgment, or mistake of law or fact, or of any omission of any agent or attorney, or of any misconstruction of this Voting Trust, or for any action of any sort taken or omitted or believed by the Trustee to be in accordance with the terms of this Voting Trust or otherwise, except for the willful misconduct or gross negligence of the Trustee. The Trustee shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of the Trust Stock or of any endorsement thereof, or for any lack of endorsement thereof, or for any description therein, nor shall the Trustee be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such Trust Stock or endorsement of the Trust Stock, except for the execution and delivery of this Voting Trust by the Trustee. Settlor agrees that it will at all times protect, indemnify and save harmless the Trustee from any loss, cost, or expense of any kind or character whatsoever in connection with this Voting Trust except those, if any, arising from or in connection with the gross negligence or willful misconduct of the Trustee, and, except for such costs and expenses arising from or in connection with the gross negligence or willful misconduct of the Trustee, (i) Settlor will at all times undertake, assume full responsibility for, and pay all costs and expenses of any suit or litigation of any character, with respect to the Trust Stock or this Voting Trust, and (ii) if the Trustee shall be made a party thereto, Settlor will pay all costs and expenses, including reasonable attorneys’ fees, to which the Trustee may be subject by reason thereof. The Trustee may consult with counsel, and the opinion of such counsel shall constitute full and complete authorization and protection in respect of any action taken or omitted or suffered by the Trustee hereunder in good faith and in accordance with such opinion. Notwithstanding any provision herein to the contrary, and without limiting the foregoing, Settlor shall indemnify and save harmless Trustee from and against any and all liability, losses and expenses (including without limitation reasonable attorneys’ fees) arising out of or in connection with claims asserted against TARGET or Settlor, or related to the ownership or operation of TARGET’s properties, under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5105 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), and the Toxic Substances Control Act (l5 U.S.C. § 2601 et seq.), each as may be amended from time to time, and analogous state or local laws (and regulations and orders issued thereunder); provided, that this indemnity shall not apply to the extent that such liability, loss or expense arises out of or in connection with the gross negligence or willful misconduct of the Trustee.

15.	The Trustee may at any time or from time to time appoint an agent or agents and may delegate to such agent or agents the performance of any administrative duty of the Trustee. The Trustee may at any time remove any agent so appointed by the Trustee and appoint a new agent to carry out the purposes herein.

16.

The Trustee or any trustee hereafter appointed, may at any time resign by delivering to Settlor and the Board his resignation in writing, such resignation to take effect the earlier of thirty (30) days after the date that such notice is sent, or the date of the appointment of a successor trustee. The Trustee shall cease to act as Trustee hereunder effective upon the appointment of a successor trustee as hereinafter provided. Upon receiving notice of resignation, Settlor shall within fifteen (15) days appoint a successor trustee, who shall satisfy the requirements of Paragraph 8 hereof. If no successor trustee shall have been appointed and shall have accepted the appointment within twenty (20) days after such notice of resignation, the resigning Trustee may petition any federal court for the appointment of a successor trustee consistent with the terms and conditions of this Agreement. In the event of the Trustee’s death or his inability to perform his duties under this

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Agreement, Settlor shall, within fifteen (15) days after such death or inability to perform, appoint a successor trustee who shall satisfy the requirements of Paragraph 8 hereof. Upon written assumption by the successor trustee of the Trustee’s powers and duties hereunder, Settlor shall be notified of such assumption, whereupon the Trustee shall be discharged of his powers and duties hereunder and the successor trustee shall become vested therewith. In the event of any material violation of the terms and conditions of this Voting Trust by the Trustee, the Trustee shall become disqualified from acting as Trustee hereunder as soon as a successor trustee hereunder shall have been selected in the manner provided by this paragraph.

17.	Except as provided in this Agreement, the Trustee herein appointed, or any successor trustee, shall not, in the Trustee’s individual capacity or otherwise, buy, sell or deal in the shares of TARGET, or the shares or membership or partnership interests, as applicable, of any company affiliated with or controlled by Settlor.

18.	The Trustee accepts the powers and duties under this Voting Trust subject to all the terms, conditions and reservations contained in this Agreement and agrees to exercise the powers and perform the duties of Trustee as set forth in this Agreement; provided, however, that nothing contained herein shall be construed to prevent the Trustee from resigning as Trustee pursuant to Paragraph 16 hereof.

19.	All notices, demands, requests or other communications that may be or are required to be given, served or sent to the Trustee or Settlor pursuant to this Voting Trust shall be in writing and shall be deemed to have been properly given or sent by mailing by registered or certified mail, return receipt required, or by a national overnight delivery service, appropriately addressed to the Trustee or Settlor, as applicable, as follows:

If to the Trustee:

If to Settlor:

Genesee & Wyoming Inc.
66 Field Point Road
Greenwich, CT 06830
Attn: General Counsel

Each notice, demand, request or communication which shall be mailed by registered or certified mail, or sent by national overnight delivery service, in the manner aforesaid shall be deemed sufficiently given, served or sent for all purposes at the time such notice, demand, request or communication shall be either received by the addressee or refused by the addressee upon presentation. Upon Trustee’s receipt of a notice to a Holder other than Settlor, or in the event the Trustee is required to send notice to a Holder other than Settlor, the Trustee shall forward or send such notice to the Holder of record at the last known address of such Holder listed on the books maintained by the Trustee.

20.	Copies of this Voting Trust shall be on file in the office of the Trustee and shall be open to any officer of Settlor or any other Holder daily during normal business hours.

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21.	In order to permit Trustee to perform the duties and obligations of this Voting Trust, Settlor shall provide Trustee with all corporate records and Board orders concerning the Trust Stock promptly upon Settlor’s receipt or creation of such documents.

22.	If, at any time, the Trustee is of the opinion that any tax or governmental charge is payable with respect to any Trust Stock held by the Trustee or in respect of any distributions or other rights arising from the subject matter of this Voting Trust, the Trustee may, but shall not be required to, pay such tax or governmental charge. The Trustee shall have a first lien, in the sum of any amount so paid, along with interest at a rate of six percent (6%) per annum, against the Trust Stock held by the Trustee and/or against any distributions or other rights arising from the subject matter of this Voting Trust, and may be satisfied therefrom.

23.	If any term or provision of this Voting Trust is illegal, invalid or unenforceable under or inconsistent with present or future law, including, but not limited to, the ICC Termination Act of 1995 and regulations promulgated thereunder by the Board, as may be in effect at that time, then it is the intention of the parties hereto that the remainder of this Voting Trust shall not be affected thereby and shall be valid and shall be enforced to the fullest extent permitted by law. In the event that the Board shall at any time hereafter by final order find that compliance with law requires any other or different action by the Trustee than is provided herein, the Trustee shall, upon receipt of such final order, act in accordance with such final order instead of the provisions of this Voting Trust.

24.	This Voting Trust may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

25.	This Voting Trust shall be governed and construed in accordance with the laws of the State of Delaware.

26.	This Voting Trust may from time to time be modified or amended by agreement executed by the Trustee and Settlor:

(a)	Pursuant to an order of the Board;

(b)	With prior approval of the Board; or

(c)	Upon receipt of an opinion of counsel satisfactory to Trustee and Settlor that an order of the Board approving such modification or amendment is not required and that such modification or amendment is consistent with the Board’s regulations governing voting trusts as set forth in 49 C.F.R. Part 1013 or any successor provision.

27.	This Voting Trust shall be binding upon the successors and assigns of the parties hereto.

28.	Once Settlor has caused the Trust Stock to be deposited with the Trustee, all references to “Settlor” in this Agreement shall be deemed to include any subsequent Holders.

29.	Settlor shall cause an executed copy of this Voting Trust to be filed with the Board in accordance with the requirements of 49 C.F.R. § 1013.3(b).

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IN WITNESS WHEREOF, the parties hereto have executed this Voting Trust as of the date first written above.

TRUSTEE:	SETTLOR:

SETTLOR
By:
Its:

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APPENDIX

CONTROLLED RAILROADS

[TO COME]

EXHIBIT A

No.	Shares

VOTING TRUST CERTIFICATE

FOR

COMMON STOCK,

WITHOUT PAR VALUE

OF

RAILROAD TARGET.

THIS IS TO CERTIFY that Genesee & Wyoming Inc. will be entitled, on the surrender of this Certificate, to receive on the termination of the Voting Trust Agreement hereinafter referred to, or otherwise as provided in Paragraph 13 of the Voting Trust Agreement, all right, title and interest in a certificate or certificates for [                (    )] shares of common stock, without par value, of RAILROAD TARGET, a                    corporation (“TARGET”). This Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by, the terms of the Voting Trust Agreement dated as of June    , 2012 by and between Genesee & Wyoming Inc., a Delaware corporation (“Settlor”), and                                         (“Trustee”). A copy of the Voting Trust Agreement is on file in the office of the Trustee, and open to inspection by the holder hereof during normal business hours. The Voting Trust Agreement, unless earlier terminated or extended pursuant to the terms thereof, will terminate one year from the date on which it was made, as shown above, so long as no violation of 49 U.S.C. § 11323 will result from such termination.

The holder of this Certificate shall be entitled to the benefits of the Voting Trust Agreement, including the right to payments equal to the cash distributions, if any, paid by TARGET on a pro rata basis with respect to the shares represented by this Certificate.

This Certificate shall be transferable only on the books of the undersigned Trustee or any successor, to be kept by such Trustee or successor, upon surrender hereof by the registered holder in person or by an attorney duly authorized in accordance with the provisions of the Voting Trust Agreement, and until so transferred, the Trustee may treat the registered holder as the owner of this Certificate for all purposes whatsoever, unaffected by any notice to the contrary.

By accepting this Certificate, the holder hereof assents to all provisions of, and becomes a party to, the Voting Trust Agreement.

IN WITNESS WHEREOF, the Trustee has signed this Certificate.

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TRUSTEE

Signature:

Printed Name:

Dated:

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